Exhibit 99.1

CoreLogic Raises Full Year 2020 Financial Guidance and Provides Guidance for 2021 and 2022

Expects Full Year 2020 Financial Results to Materially Exceed

Previously Issued Revenue, EBITDA and EPS Guidance Ranges

Strong 2021 and 2022 Guidance Underscores Confidence in Strategic Initiatives

IRVINE, CA, July 7, 2020 — CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today announced increased financial guidance for the full year 2020 and provided 2021 and 2022 financial guidance, as summarized below.

CoreLogic expects full year 2020 financial results to materially exceed previously issued revenue, adjusted EBITDA and adjusted EPS guidance ranges, driven principally by continued market share gains and operating leverage.

Updated FY 2020 Financial Guidance:

$ in millions except adjusted EPS	Previous Guidance	Updated Guidance
Revenue	$1,690 - $1,730	$1,840 - $1,880

Adjusted EBITDA(1)	$500 - $525	$565 - $585

Adjusted EPS(2)	$2.80 - $3.00	$3.40 - $3.60

(1)	Net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments

(2)

Diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; assumes an effective tax rate of 26% for 2020

The updated 2020 guidance builds off multiple quarters of strong results, with CoreLogic beating analyst consensus estimates of revenue, adjusted EPS and adjusted EBITDA for full year 2019 and Q1 2020. The Company recently announced increased revenue and EBITDA guidance for Q2 2020.

CoreLogic today also provided 2021 and 2022 financial guidance, reflecting market share gains and major new business wins as well as latest estimates of housing market activity. The Company is confident in its ability to deliver significant value to shareholders by continuing to execute its strategic initiatives and enhance its competitive positioning.

2021 and 2022 Financial Guidance:

$ in millions	2021	2022
Target Revenue	$1,910 - 1,950	$2,000 - 2,040
Targeted Adjusted EBITDA	$595 - 615	$630 - 650

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to CoreLogic, Inc.’s (“CoreLogic”, the “Company” or “us”) expected financial results in 2020, 2021 and 2022; overall mortgage market volumes; market opportunities; shareholder value creation; statements regarding our strategic plans or growth strategy; and the near and long-term consequences of the unsolicited proposal we received from Cannae Holdings, Inc. (“Cannae”) and Senator Investment Group, LP (“Senator”) on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; impairments in our goodwill or other intangible assets; and our ability to generate sufficient cash to service our debt. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures, such as adjusted EBITDA and adjusted EPS, which are provided only as supplemental information. These non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. The Company believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% for 2020. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Because the non-GAAP measures included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA or adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure.

Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Jim Barron/Robin Weinberg

CoreLogic-SVC@SARDVERB.com